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                                                                     EXHIBIT 8.1

                              FORM OF TAX OPINION
                                       OF
                            INDEPENDENT ACCOUNTANTS

                                                                         , 1997

Forcenergy Inc
2730 SW 3rd Avenue
Suite 800
Miami, Florida 33129-2237

Ladies and Gentlemen:

        We have acted as tax advisors to Forcenergy Inc, a corporation duly organized in Delaware ("Forcenergy"), in connection with its proposed acquisition of Edisto Resources Corporation, a Delaware corporation ("Edisto"), and Edisto's 73% owned subsidiary, Convest Energy Corporation, a Texas corporation ("Convest"). To effectuate the acquisition, Forcenergy will establish EDI Acquisition Corporation, a Delaware corporation ("EDI-Sub"), which will merge with and into Edisto with Edisto being the surviving corporation ("Edisto Merger"), and with each share of Edisto common stock ("Edisto Common Stock") being converted into (i) $4.886 in cash and (ii) a fractional interest in a share of Forcenergy common stock ("Forcenergy Common Stock"). After the Edisto Merger, there will be a complete liquidation of Edisto into Forcenergy with Forcenergy receiving Edisto's ownership interest in Convest ("Edisto Liquidation"). After the Edisto Liquidation, Convest will merge with and into Forcenergy with Forcenergy being the surviving corporation and with each share of Convest stock being converted into a fractional interest in a share of Forcenergy Common Stock ("Convest Merger"). The above steps (collectively referred to as "The Mergers") are more fully described in the Joint Proxy Statement/Prospectus which is included in the Registration Statement to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

        In rendering our opinion(1), we have examined the Joint Proxy Statement/Prospectus, the Merger Agreement and such other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. This opinion is subject to
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(1)  Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Registration Statement.

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Forcenergy Inc
          , 1997
Page 2


our receipt prior to the Effective Times of the Mergers of certain written representations of Forcenergy, Edisto and Convest.

        In rendering our opinion, we have assumed that the Mergers will be consummated in the manner described in the Joint Proxy Statement/Prospectus and the Merger Agreement dated June 19, 1997, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Times. We have also assumed that the Joint Proxy Statement/Prospectus reflects all the material facts relating to Forcenergy, Edisto, Convest and the Mergers. Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such facts and representations. Any material changes thereto may affect our conclusions stated herein.

        In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service (the "Service") and such other authorities as we considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

        Based upon and subject to the foregoing, the discussion contained in the Joint Proxy Statement/Prospectus included as part of the Registration Statement under the caption "The Mergers -- Certain Federal Income Tax Consequences," except as otherwise indicated, expresses our opinion as to the material federal income tax consequences of the Edisto Merger and the Convest Merger applicable to Forcenergy, Edisto, Convest and the holders of Edisto Common Stock and Convest Common Stock.

        This opinion is not binding on the Service or a court and, therefore, there can be no assurance that the Service will not change the conclusions herein or that a court will not sustain such challenge.

        Except as expressly set forth above, we express no other opinion. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit and is not to be used, circulated quoted or otherwise referred to for any purpose, except that we consent to the filing of this opinion as an Exhibit to the Joint Proxy Statement/Prospectus and to the reference to this opinion under the caption "The Mergers -- Certain Federal Income Tax Consequences" and elsewhere in the Joint Proxy Statement/Prospectus and the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,